Exhibit 10.1

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (this “Eighth Amendment”) is made as of March 29, 2019, by and between ARE-MA REGION NO. 38, LLC, a Delaware limited liability company (“Landlord”), and SAGE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord and Tenant are now parties to that certain Lease Agreement dated as of December 21, 2011, as amended by that certain First Amendment to Lease dated as of October 26, 2012, as further amended by that certain Second Amendment to Lease dated as of May 9, 2013, as further amended by that certain Third Amendment to Lease dated as of September 9, 2015 (“Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of October 27, 2015 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment to Lease dated as of December 9, 2015, as further amended by that certain Sixth Amendment to Lease dated as of May 8, 2017, and as further amended by that certain Seventh Amendment to Lease dated as of October 23, 2018 (as amended, the “Lease”).  Pursuant to the Lease, Tenant leases certain premises consisting of approximately 58,442 rentable square feet of space (“Existing Premises”) in a building located at 215 First Street, Cambridge, Massachusetts (“Building”).  The Existing Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Existing Premises by adding approximately 4,575 rentable square feet of space on the lower level of the Building (the “Seventh Expansion Premises”), as shown on Exhibit A attached to this Eighth Amendment.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.

Seventh Expansion Premises.  In addition to the Existing Premises, commencing on the Seventh Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Seventh Expansion Premises.

2.

Delivery.  Landlord shall use reasonable efforts to deliver (“Delivery” or “Deliver”) the Seventh Expansion Premises to Tenant on or before the Target Seventh Expansion Premises Commencement Date.  If Landlord fails to timely Deliver the Seventh Expansion Premises, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease with respect to the Seventh Expansion Premises shall not be void or voidable.

The “Seventh Expansion Premises Commencement Date” shall be the date that Landlord delivers the Seventh Expansion Premises to Tenant. The “Seventh Expansion Premises Rent Commencement Date” shall be the earlier of (i) the date that is 60 days after the Seventh Expansion Premises Commencement Date, or (ii) the date that Tenant commences operating its business in any portion of the Seventh Expansion Premises. The “Target Seventh Expansion Premises Commencement Date” shall be June 1, 2019.

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Except as otherwise set forth in the Lease or this Eighth Amendment: (i) Tenant shall accept the Seventh Expansion Premises in their “as-is” condition as of the Seventh Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Seventh Expansion Premises; and (iii) Tenant’s taking possession of the Seventh Expansion Premises shall be conclusive evidence that Tenant accepts the Seventh Expansion Premises and that the Seventh Expansion Premises were in good condition at the time possession was taken.  The Seventh Expansion Premises shall be delivered to Tenant without any furniture.

Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Seventh Expansion Premises Commencement Date and the expiration date of the Lease in a form substantially similar to the form of the “Acknowledgement of Commencement Date” attached to the Lease as Exhibit G; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder.

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Seventh Expansion Premises, and/or the suitability of the Seventh Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Seventh Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Seventh Expansion Premises Commencement Date, the defined term “Premises” on Page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises:  That portion of the Building (as defined below) containing approximately 63,017 rentable square feet, consisting of (i) approximately 5,900 rentable square feet on the second floor (“Original Premises”), (ii) approximately 600 rentable square feet on the second floor (“Expansion Premises”), (iii) approximately 4,100 rentable square feet on the second floor (“Second Expansion Premises”), (iv) approximately 7,962 rentable square feet on the second floor (“Third Expansion Premises”), (v) approximately 3,505 rentable square feet on the first floor (“Fourth Expansion Premises”), (vi) approximately 8,200 rentable square feet on the third floor (the “Initial Fifth Expansion Premises”), (vii) approximately 24,676 rentable square feet on the third floor (the “Subsequent Fifth Expansion Premises”), (viii) approximately 3,499 rentable square feet on the lower level (the “Sixth Expansion Premises”), and (ix) approximately 4,575 rentable square feet on the lower level of the Building, all as determined by Landlord, as shown on Exhibit A.”

Exhibit A attached to the Lease is amended as of the Seventh Expansion Premises Commencement Date to include the Seventh Expansion Premises as shown on Exhibit A attached to this Eighth Amendment.

4.	Base Rent.

a.Existing Premises.  Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through the Expiration Date (as defined below).

b.Seventh Expansion Premises.  Commencing on the Seventh Expansion Premises Rent Commencement Date, Tenant shall (in addition to Base Rent for the Existing Premises) commence paying Base Rent with respect to the Seventh Expansion Premises at the rate of $41.00 per rentable square foot of the Seventh Expansion Premises per year.  Commencing on each annual anniversary of the Seventh Expansion Rent Commencement Date (each, an “Seventh Expansion Premises Adjustment Date”), Base Rent payable with respect to Seventh Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Seventh Expansion Premises immediately before such Seventh Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Seventh Expansion Premises immediately before such Seventh Expansion Premises Adjustment Date.

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5.	Tenant’s Share. Commencing on the Seventh Expansion Premises Commencement Date, the defined term “Tenant’s Share” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Tenant’s Share for Original Premises and Expansion Premises:  1.77%

Tenant’s Share for Second Expansion Premises:  1.12%

Tenant’s Share of Third Expansion Premises:  2.17%

Tenant’s Share of Fourth Expansion Premises: 0.96%

Tenant’s Share of Initial Fifth Expansion Premises:  2.24%

Tenant’s Share of Subsequent Fifth Expansion Premises:  6.73%

Tenant’s Share of Sixth Expansion Premises:  0.95%”

Tenant’s Share of Seventh Expansion Premises:  1.25%”

6.	Base Term. Commencing on the Seventh Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term:  Beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises, on the Second Expansion Premises Commencement Date, (iv) with respect to the Third Expansion Premises, on the Third Expansion Premises Commencement Date, (v) with respect to the Fourth Expansion Premises, on the Fourth Expansion Premises Commencement Date, (vi) with respect to the Initial Fifth Expansion Premises, on the Initial Fifth Expansion Premises Commencement Date, (vii) with respect to the Subsequent Fifth Expansion Premises, on the Subsequent Fifth Expansion Premises Commencement Date, (viii) with respect to the Sixth Expansion Premises on the Sixth Expansion Premises Commencement Date, and (ix) with respect to the Seventh Expansion Premises on the Seventh Expansion Premises Commencement Date, and ending with respect to the entire Premises on August 31, 2024 (“Expiration Date”).”

7.

Rentable Area of Premises.  Commencing on the Seventh Expansion Premises Commencement Date, the defined term “Rentable Area of Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area:  Approximately 63,017 square feet”

8.

Parking.  Notwithstanding anything to the contrary contained herein, commencing on the Seventh Expansion Premises Commencement Date, the number of parking spaces that Tenant is entitled to license pursuant to Section 8 of the Lease (as amended by Section 11 of the Third Amendment and Section 8 of the Fourth Amendment) shall be increased from 54 to 58 parking spaces and all references to “54” contained in Section 8 of the Lease (as amended by Section 11 of the Third Amendment and Section 8 of the Fourth Amendment) shall be deleted and replaced with “58.”

For the avoidance of doubt, the parking rates payable pursuant to the Lease as of the Seventh Expansion Premises Commencement Date are equal to $325.00 per parking space per month.

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9.

Seventh Expansion Premises Utilities.  The Seventh Expansion Premises shall be separately submetered and electricity to the Seventh Expansion Premises shall be charged directly to Tenant by Landlord.  The Seventh Expansion Premises shall be subject to the terms of Section 9(a) of the original Lease with respect to Utilities.

10.

Right to Extend Term.  For the avoidance of doubt, Tenant shall continue to have the right to extend the Term of the Lease pursuant to Section 34 of the Lease (as the same is amended by Section 9 of the Third Amendment.  Tenant may only exercise its right to extend the Term of the Lease with respect to the entire then-existing Premises.

11.

Brokers.  Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Eighth Amendment and that no Broker brought about this transaction, other than Cushman & Wakefield.  Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Eighth Amendment.

12.

OFAC.  Tenant and Landlord are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

13.	Miscellaneous.

a.This Eighth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Eighth Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b.This Eighth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

c.This Eighth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this Eighth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Except as amended and/or modified by this Eighth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Eighth Amendment.  In the event of any conflict between the provisions of this Eighth Amendment and the provisions of the Lease, the provisions of this Eighth Amendment shall prevail.  Whether or not specifically amended by this Eighth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Eighth Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amendment as of the day and year first above written.

TENANT:

SAGE THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Kimi Iguchi
Its:	Chief Financial Officer

LANDLORD:

ARE-MA REGION NO. 38, LLC, a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, managing member

By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

	By:	/s/ Jennifer Banks
	Its:	Co-Chief Operating Officer &
General Counsel

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EXHIBIT A

Seventh Expansion Premises

215 1st Street
Cambridge, MA

LINSKEY WAY
SECOND STREET
FIRST STREET
ATHENAEUM STREET
BASEMENT LEVEL
Premises

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